Filed Pursuant to Rule 424(b)(7)
of the Securities Act of 1933
Registration No. 333-141880

Prospectus Supplement No. 4 dated July 23, 2007 (to Prospectus dated April 4, 2007)

ON Semiconductor Corporation

$484,000,000

2.625% Convertible Senior Subordinated Notes due 2026,

the Related Note Guarantees, and

The Common Stock Issuable Upon Conversion of the Notes

Our prospectus dated April 4, 2007 relating to the offer for resale by certain of our securityholders of up to $484,000,000 aggregate principal amount of 2.625% Convertible Senior Subordinated Notes due 2026 of ON Semiconductor Corporation, the related note guarantees and the shares of our common stock issuable upon conversion of the notes, is hereby supplemented and amended to include the following information in the “Selling Securityholders” section on pages 54-57 of the prospectus.

This prospectus supplement should be read in conjunction with and accompanied by, and is qualified by reference to, the prospectus dated April 4, 2007, except to the extent that the information in this prospectus supplement supersedes any information contained in that document.

Investing in the notes or the common stock issuable upon conversion of the notes involves risks. Please consider the “Risk Factors” beginning on page 7 of the prospectus.

SELLING SECURITYHOLDERS

The information appearing in the table below supplements and amends, as of the date hereof, the information in the table appearing under the heading “Selling Securityholders” in the prospectus and, where the name of a selling securityholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding such selling securityholder supersedes the information in the prospectus.

Name	Aggregate Principal Amount of Notes That Are Owned and May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (2)

Lyxor Quest Fund Ltd.	90,000	0.02%	8,571.43	*

Quest Global Convertible Master Fund Ltd.	4,410,000	0.91%	420,000.02	*

Radcliffe SPC, Ltd. (for and on behalf of the Class A Segregated Portfolio)(5)	12,500,000	2.58%	1,190,476.25	*

RBC Capital Markets (3)	3,000,000	0.58%	285,714.30	*

Royal Bank of Canada (4)	5,000,000	1.03%	476,190.50	*

* Less than one percent (1%).

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 95.2381 shares of common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes—Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 291,927,070 shares of common stock outstanding as of March 22, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	This selling securityholder is a broker-dealer.

(4)	This selling securityholder is an affiliate of a broker-dealer.

(5)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio.

Neither the Securities and Exchange Commission, any state securities commission nor any other United States regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 23, 2007.

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